UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 5, 2016

WEX INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32426	01-0526993
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
97 Darling Avenue, South Portland, ME	04106
Address of principal executive offices	Zip Code
Registrant's telephone number, including area code	(207) 773-8171

(Former name or former address if changes since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Election of Directors.

On July 5, 2016, pursuant to the terms of the Unit Purchase Agreement previously disclosed and attached as Exhibit 2.1 to the Current Report on Form 8-K filed on October 19, 2015 by WEX Inc. (the “Company”)  and the Investor Rights Agreement previously disclosed and attached as Exhibit 10.1 to the Current Report on Form 8-K filed on July 1, 2016 by the Company, the Board of Directors of the Company (the “Board”) increased  the size of the Board from 10 directors to 11 directors and appointed Mr. James Neary as a Class II director to fill the new Board seat and to serve an initial term ending at the annual shareholders’ meeting in 2019.  Mr. Neary will also serve on the Compensation Committee.  An indemnification agreement on the Company’s standard form has also been entered into with Mr. Neary.

Mr. James Neary is a managing director of Warburg Pincus and joined the firm in 2000. Mr. Neary has served as co-head of the Industrial & Business Services team since June 2013 and is also a member of the firm’s executive management group. From 2010 to 2013, Mr. Neary led the firm’s late-stage efforts in the technology and business services sectors in the U.S. From 2004 to 2010, he was co-head of the technology, media and telecommunications investment efforts in the U.S. From 2000 to 2004, Mr. Neary led the firm’s Capital Markets activities. Prior to joining Warburg Pincus, he was a managing director at Chase Securities and prior to that he was at Credit Suisse First Boston. Mr. Neary is the Chairman of Endurance International Group, a web presence solutions company, a director of three private companies, and a trustee of The Mount Sinai Health Systems. Mr. Neary has previously served on the boards of Fidelity National Information Services, Inc., a bank technology processing company, Coyote Logistics, a truck brokerage business now owned by UPS, and Interactive Data Corporation, a firm providing financial market data and analytics and now owned by Intercontinental Exchange.  We believe Mr. Neary is qualified to serve on our Board due to his extensive knowledge of strategy and business development, wide-ranging experience as a director and as chairman of other companies and his perspective as the representative of a substantial shareholder.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 5, 2016

WEX Inc.

		By:	/s/ Gregory Wiessner
		Name:	Gregory Wiessner
		Title:	Vice President, Corporate Securities Counsel